As filed with the Securities and Exchange Commission on February 10, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1236189
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Three Enterprise Drive, Shelton, CT 06484

(Address of principal executive offices) (Zip Code)

Inducement Stock Grant Outside of a Plan

(Full title of the plan)

DR. SANTANU DAS

President and Chief Executive Officer

TRANSWITCH CORPORATION

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Name, address including zip code and telephone number,

including area code, of agent for service)

Copy to:

TIMOTHY C. MAGUIRE, ESQ.

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

(617) 856-8200

CALCULATION OF REGISTRATION FEE

Title of Each Class Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $.001 par value	279,668	$1.89(2)	$528,573	$57
TOTAL

(1)	Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend, recapitalization or other similar transaction.

(2)	The price of $1.89 per share, which is the average of the high and low prices reported on the Nasdaq National Market on February 9, 2006, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c).

(3)	The Registrant previously filed a Registration Statement on Form S-4 (Registration No. 333-125939) as filed with the Securities and Exchange Commission on June 17, 2005, as amended on July 13, 2005, registering 14,711,627 shares of Common Stock and paid a registration fee of $3,393.85. The Registrant withdrew such registration statement on September 7, 2005 prior to effectiveness. Accordingly, pursuant to Rule 457(p) the registration fee paid in connection with the withdrawn registration statement (333-125939) is hereby attributed to the registration fee ($57) payable hereunder.

INTRODUCTION

This Registration Statement on Form S-8 is filed by TranSwitch Corporation, a Delaware corporation (the “Registrant” or the “Company”) relating to 279,668 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to non-plan Retention Agreements assumed by the Company on January 30, 2006 through its acquisition of Mysticom Ltd., an Israeli corporation (“Mysticom”). Grants of Common Stock made pursuant to these agreements are inducement awards.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room located at: Headquarters Office, 100F Street N.E., Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 100F Street N.E., Room 1580, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at http://www.transwitch.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this prospectus, is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and be deemed to be incorporated by reference into the prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (File No. 0-25996):

•	Annual report on Form 10-K for the year ended December 31, 2004, as filed on March 15, 2005;

•	Quarterly report on Form 10-Q for the quarterly period ended September 30, 2005 as filed on November 7, 2005;

•	Quarterly report on Form 10-Q for the quarterly period ended June 30, 2005, as filed on August 3, 2005;

•	Quarterly report on Form 10-Q for the quarterly period ended March 31, 2005, as filed on May 9, 2005;

•	Current report on Form 8-K, as filed on February 1, 2006;

•	Current report on Form 8-K, as filed on January 31, 2006;

•	Current report on Form 8-K, as filed on January 25, 2006;

•	Current report on Form 8-K, as filed on December 27, 2005;

•	Current report on Form 8-K, as filed on December 19, 2005;

•	Current report on Form 8-K, as filed on December 6, 2005;

•	Current report on Form 8-K, as filed on October 31, 2005;

•	Current report on Form 8-K, as filed on September 12, 2005;

•	Current report on Form 8-K, as filed on September 7, 2005;

•	Current report on Form 8-K, as filed on May 23, 2005;

•	Current report on Form 8-K, as filed on April 20, 2005;

•	Current report on Form 8-K, as filed on April 6, 2005;

•	Current report on Form 8-K, as filed on March 28, 2005;

•	Current report on Form 8-K, as filed on January 18, 2005;

•	The “Description of Capital Stock” contained in TranSwitch’s registration statement No. 000-25996 on Form 8-A, dated April 28, 1995; and

•	The “Description of Registrant’s Securities to be Registered” contained in TranSwitch’s registration statement No. 000-25996 on Form 8-A12G dated October 2, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

TranSwitch Corporation

3 Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810 x2489

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL) permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys’ fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on our behalf and against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if:

•	he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TranSwitch; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to us.

Article Ten of our amended and restated certificate of incorporation, as amended, contains provisions that eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL.

We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

Our amended and restated by-laws contain no provisions relating to the indemnification of officers and directors.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 5.1	Opinion of Brown Rudnick Berlack Israels LLP (filed herewith).

Exhibit 23.1	Consent of KPMG LLP (filed herewith).

Exhibit 23.2	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

Exhibit 99.1	Form of Retention Agreement by and between Mysticom and certain Mysticom employees.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on this 10th of February, 2006.

TRANSWITCH CORPORATION

By:	/s/ Dr. Santanu Das
Dr. Santanu Das
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Dr. Santanu Das and Mr. Peter J. Tallian his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Santanu Das Dr. Santanu Das	President and Chief Executive Officer (Principal Executive Officer)	February 10, 2006

/s/ Peter J. Tallian Peter J. Tallian	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 10, 2006

/s/ Alfred R. Boschulte Alfred R. Boschulte	Chairman of the Board of Directors	February 10, 2006

/s/ Dr. Hagen Hultzsch Dr. Hagen Hultzsch	Director	February 10, 2006

/s/ Gerald Montry Gerald Montry	Director	February 10, 2006

/s/ James M. Pagos James M. Pagos	Director	February 10, 2006

/s/ Dr. Albert E. Paladino Dr. Albert E. Paladino	Director	February 10, 2006

/s/ Erik H. van der Kaay Erik H. van der Kaay	Director	February 10, 2006

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

Exhibit 5.1	Opinion of Brown Rudnick Berlack Israels LLP (filed herewith).

Exhibit 23.1	Consent of KPMG LLP (filed herewith).

Exhibit 23.2	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

Exhibit 99.1	Form of Retention Agreement by and between Mysticom and certain Mysticom employees.